Exhibit 99.1

NEOHYDRO TECHNOLOGIES CORP. PROVIDES OPERATIONAL UPDATE

CALGARY, ALBERTA – September 28, 2009 – Neohydro Technologies Corp. (OTCBB: NHYT) has incorporated Green Interactive Hybrid Technologies Canada Inc. (GIH Technologies) in the Province of Alberta, Canada as a wholly owned subsidiary to better attract Canadian investment.

Earlier this year, Neohydro Technologies Corp. entered into a license agreement with Gene’s Vettes of Lynden, WA for the Green Interactive Hybrid System™ (GIHS).  The GIHS is a unique turbo charging system for motor vehicles that dramatically increases fuel economy while substantially increasing horsepower, torque and performance with a significant reduction of the carbon footprint. Turbocharging is typically used to create more power, but it also helps to create more power with less effort from the engine. In addition to much greater power, the system achieves greater engine life and a smaller carbon footprint. This unique patented system is proven to cause an engine to operate with more efficiency, less fuel consumption, and increased horsepower. Significantly, the system is also fully compliant with President Obama’s recently announced plan to increase fuel efficiency, and enact more stringent standards on emissions on 2011 cars and trucks. The new regulations will require cars and light trucks to average 39 mpg and 30 mpg respectively, across a manufacturer’s range of vehicles, to be phased in by 2016.

To coincide with the GIH Technologies Incorporation, the Company’s President and CEO, Michael R. Kulcheski, has moved with his family and have permanently located to Calgary to oversee the day-to-day operations of the company.

About Neohydro Technologies Corp

Neohydro Technology Inc. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry.  Neohydro has licensed a unique patented turbo hybrid system.  This revolutionary Green Interactive Hybrid System™ is proven to cause an engine to operate with less effort, less fuel consumption, and enhanced power.  Advanced tuning methods significantly decrease harmful emissions.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com